August 10, 2001

     Office of the Chief Accountant
     Securities and Exchange Commission
     450 Fifth Street, N.W.
     Washington, D.C.  20549

     Dear Sir/Madam:

     We have read the four paragraphs of Item 4 included in the Form 8-K dated August 10, 2001 of BigStar Entertainment, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

     Very truly yours,


     /s/ ARTHUR ANDERSEN LLP
     ---------------------------
     ARTHUR ANDERSEN LLP


     By: Thomas J. Duffy

     cc:  Mr. David Friedensohn, CEO, BigStar Entertainment, Inc.